Exhibit 10.42

Form of Agreement

BIODESIX, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (“Agreement”) is made and entered into as of this • day of •, • (the “Effective Date”), by and between Biodesix, Inc. (the “Company”) and • (the “Executive”).

WHEREAS, the Board has approved the Company entering into executive severance and change in control agreements with certain key executives of the Company; and

WHEREAS, the Executive is a key executive of the Company.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

1. Term. This Agreement will commence on the Effective Date and will continue in effect until (i) the Executive’s termination of employment under circumstances that do not entitle the Executive to benefits under this Agreement or (ii) in the event of the Executive’s termination of employment under circumstances entitling the Executive to benefits under this Agreement, until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

2. Definitions. The following terms will have the meanings set forth below when capitalized in this Agreement.

Agreement means this Executive Severance and Change in Control Agreement.

Accrued Obligations means the aggregate of: (i) the Executive’s earned but unpaid Base Salary through the date of the Executive’s Termination of Employment; (ii) payment in respect of any paid time off days accrued but unused through the Executive’s Termination of Employment, to the extent provided by Company policy; and (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the Executive’s Termination of Employment and not reimbursed by the Company as of such date.

Base Salary means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred; provided, that if the Executive’s annual salary is reduced under circumstances constituting Good Reason, Base Salary shall be determined based on the Executive’s annual salary as in effect prior to such reduction.

Board means the Board of Directors of the Company.

Cause means the occurrence of any of the following events by the Executive: (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company, or any of its employees or directors; (iii) intentional, material violation of any contract or agreement between the Executive and the Company, the Company’s employment policies, or of any statutory or other duty owed to the Company, (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) gross misconduct. The determination that the Executive’s Termination of Employment is either for Cause or without Cause will be made by the Company (or, if the Executive is subject to Section 16 of the Exchange Act, the Compensation Committee), in its sole discretion. Any determination by the Company that the Executive’s Termination of Employment was with or without Cause for the purposes of this Agreement will have no effect upon any determination of the rights or obligations of the Company or the Executive for any other purpose. Notwithstanding anything in this Agreement to the contrary, the Company (or Compensation Committee, as applicable) may deem a Termination of Employment to be for Cause if, after such termination (regardless of how originally designated), it discovers facts, circumstances or omissions that would constitute Cause if the Executive were still employed.

Change in Control has the meaning set forth in the Company’s 2020 Equity Incentive Plan.

Change in Control Covered Period means the period of time beginning on the date that is three months prior to a Change in Control and lasting through the one-year anniversary of the occurrence of such Change in Control.

Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

Company means Biodesix, Inc.

Compensation Committee means the Compensation Committee of the Board.

Effective Date has the meaning set forth in the recitals to this Agreement.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Executive has the meaning set forth in the recitals to this Agreement.

Good Reason for termination by the Executive of the Executive’s employment means the occurrence, without the Executive’s express written consent, of any one of the following acts by the Company: (i) a reduction in the Executive’s Base Salary by more than 10% other than a general reduction in annual salary that affects all similarly situated executives in substantially the same proportions and that occurs outside of a Change in Control Covered Period; (ii) a material diminution in the Executive’s authority, duties or responsibilities; or (iii) the Executive’s required relocation to offices more than fifty (50) miles from the Executive’s then-current principal place of conducting business for the Company.

Notwithstanding the foregoing, in order for a condition to constitute Good Reason for termination by the Executive of the Executive’s employment, (i) the Executive must give the Company written notice of the condition within 90 days after the Executive first becomes, or reasonably should have become, aware of the condition, with the notice stating in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Executive’s Good Reason is based, (ii) the Company must fail to remedy the condition within 30 days after receiving the Executive’s written notice and (iii) the Executive must terminate his or her employment effective not later than 30 days after the expiration of the Company’s cure period.

Termination of Employment means a termination by the Company or by the Executive of the Executive’s employment with the Company that constitutes a separation from service under Section 409A of the Code.

3. Severance Benefits.

a. Termination of Employment without Cause Not Involving a Change in Control. If the Executive experiences a Termination of Employment by the Company without Cause (other than for death or disability) outside of a Change in Control Covered Period, and the Executive satisfies the conditions set forth in this Section 3, then the Executive shall be entitled to payment in respect of Accrued Obligations and the following severance benefits:

i. Base Salary continuation for a period of [nine]1[12]2 months; [and]

ii. [a lump sum cash payment equal to 100% of the Executive’s target annual cash incentive for the year in which the Termination of Employment occurs; and]3

iii. Company-paid COBRA premium payments for the Executive and his or her covered dependents 12 months or such shorter period during which the Executive is eligible for COBRA coverage.

b. Termination of Employment without Cause or for Good Reason Involving a Change in Control. If the Executive experiences a Termination of Employment by the Company without Cause (other than for death or disability) or due to the Executive’s resignation for Good Reason, in each case, during a Change in Control Covered Period, and the Executive satisfies the conditions set forth in this Section 3, then the Executive shall be entitled to payment in respect of Accrued Obligations and the following severance benefits:

[1]	Entitlement for all participants other than the CEO.
[2]	CEO entitlement only.
[3]	CEO entitlement only.

i. a lump sum cash payment equal to [100]4[150]5% of the Executive’s then current Base Salary;

ii. a lump sum cash payment equal to [100]6[150]7% of the Executive’s target annual cash incentive for the year in which the Termination of Employment occurs;

iii. a lump sum cash payment equal to [12]8[18]9 months of COBRA premium payments for the Executive and his or her covered dependents; [and]

iv. accelerated vesting of all equity awards which vest based solely on the Executive’s continued service to the Company[; and]

v. [a lump sum cash payment of $15,000 to help defray legal fees, tax and accounting fees, executive outplacement services, and other costs associated with transitional matters]10.

c. Preconditions to Receipt of Severance Benefits. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all severance benefits to which the Executive is entitled under this Section 3 are conditioned upon and shall not be payable unless (i) the Executive complies with his or her continuing obligations to the Company, including the return of Company property and including under any agreement by and between the Company and the Executive, (ii) the Executive or, if applicable, the Executive’s estate, executes a general release and waiver, in the Company’s then-standard form or such reasonable and customary form as shall be prepared by the Company in its sole discretion, of all claims the Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (A) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (B) rights to which the Executive is entitled by virtue of participation in the Company’s employee benefit plans, policies and arrangements, within the minimum time period required under applicable state and federal laws, or if no such period exists, ten business days following the date of the Executive’s Termination of Employment and (iii) the Executive or, if applicable, the Executive’s estate, has not revoked such release agreement within the time period permitted under applicable law for such revocation. Upon the Executive’s Termination of Employment for any reason, the Executive shall be deemed to have resigned from all positions the Executive holds with the Company, including as a member of the Board or as a member of the board of directors of any subsidiary or affiliate of the Company, except to the extent otherwise provided by the Board.

[4]	Entitlement for all participants other than the CEO.
[5]	CEO entitlement only.
[6]	Entitlement for all participants other than the CEO.
[7]	CEO entitlement only.
[8]	Entitlement for all participants other than the CEO.
[9]	CEO entitlement only.
[10]	CEO and CFO entitlement only.

d. Payments. Subject to Section 3(c) and Section 4 (if applicable), payments under this Section 3 shall commence or be made, as applicable, within 60 days after the Termination of Employment, with any payment scheduled to occur between the Termination of Employment and such 60th day provided on such 60th day. If severance benefits are paid under this Agreement, no severance benefits under any other program of the Company will be paid to the Executive. If the Termination of Employment occurs within three months prior to a Change in Control, then the payments made pursuant to Section 3(b) shall be made within 60 days after the date of such Change in Control, and shall be reduced by any payments made pursuant to Section 3(a) prior to such payment date. Notwithstanding the foregoing, if the amounts paid under this Agreement are viewed as a substitute for other severance payments and benefits that constitute nonqualified deferred compensation under Section 409A of the Code, then such other agreement governing the other severance payments and benefits shall control the timing and form of payment of the benefits provided under this Agreement to the extent required to comply with Section 409A of the Code.

4. Section 409A of the Code. The Company intends that all payments and benefits provided under this Agreement are exempt from the requirements of Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted in accordance with such intent. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Section 409A of the Code, the Company may modify the Agreement to avoid such additional tax. For purposes of Section 409A of the Code, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. To the extent the Company determines that any payment or benefit provided hereunder is subject to Section 409A of the Code, this Agreement will be interpreted in accordance with Section 409A of the Code, and if the Executive is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Executive’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Executive’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

5. Section 280G of the Code. Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by the Executive (the “Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 5, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to the Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this Section 5, then reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of other employee benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be canceled first with respect to performance-based awards and then with respect to time-based awards, and in each case in the reverse order of the applicable vesting date. In the event that cash payments or other employee benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. All determinations required to made under this Section 5 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this Section 5, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 5. The accounting firm’s determination will be binding on both the Executive and the Company absent manifest error.

6. Miscellaneous.

a. Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company other than the Executive. No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require that any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its business and/or assets, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this agreement if no such succession had taken place. Any successor shall be deemed the “Company” for purposes of this Agreement.

c. Death of Executive. Subject to the provisions of Sections 3 and 4, in the event of the Executive’s death prior to the full payment of benefits due or owing to the Executive hereunder, any payments still remaining to be made in cash shall be made to the Executive’s estate in a single, lump sum amount within 60 days following the Executive’s date of death.

d. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement. [This Agreement expressly replaces and supersedes that certain [•] by and between the Company and the Executive, dated [•].]11

[11]	To include as applicable.

e. Governing Law. This Agreement and all determinations made and actions taken pursuant to this Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

f. Tax Withholding. The Company will be entitled to withhold from any amounts payable under this Agreement all taxes as may be legally required (including, without limitation, any federal taxes and any other state, city or local taxes) and other reductions required under federal, state or local law.

g. Notices. Any notice required by the terms of this Agreement shall be given in writing and deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office with attention to the Chief Executive Officer (or, if the Executive is the Chief Executive Officer, with attention to the Chief Financial Officer) and to the Executive at the address that he or she most recently provided to the Company.

h. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

i. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

j. At-Will Employment. Nothing in this Agreement shall (i) confer upon the Executive any right to continue in the employ of the Company, (ii) constitute any contract or agreement of employment or (iii) interfere in any way with the at-will nature of the Executive’s employment with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ___ day of _______, 2024.

BIODESIX, INC.	[______________] (EXECUTIVE):

By:
Name:
Its: